                               SCHEDULE 14A
                    Information Required in Proxy Statement

                         SCHEDULE 14A INFORMATION
       Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-
12

                        Orbit International Corp.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
             (Name of Registrant as Specified In Its Charter)

                        Orbit International Corp.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(j)(2)
[ ] $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     2) Aggregate number of securities to which transaction applies:
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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
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     4) Proposed maximum aggregate value of transaction:
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     Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     2) Form, Schedule or Registration Statement No.:
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     3) Filing Party:
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     4) Date Filed:
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .



                        ORBIT INTERNATIONAL CORP.
                              80 Cabot Court
                        Hauppauge, New York  11788


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of Orbit International Corp.:

     The Annual Meeting of Stockholders of Orbit International Corp. (the "Company") will be held at the offices of Orbit International Corp., 80 Cabot Court, Hauppauge, New York, at 9:30 a.m., Eastern Daylight Savings Time, on June 28, 1996, for the following purposes:

          1.   To elect the Board of Directors for the ensuing year.

          2. To transact such other business as may properly come before the meeting.

     All stockholders are invited to attend the meeting.
Stockholders of record at the close of business on May 20, 1996, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to notice of, and vote at, the meeting will be open to examination by the stockholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 80 Cabot Court, Hauppauge, New York 11788.

     Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope.

                                   By Order of the Board of Directors


                                   HARLAN SYLVAN
                                   Secretary
Hauppauge, New York
May 21, 1996
                        ORBIT INTERNATIONAL CORP.
                              80 Cabot Court
                        Hauppauge, New York 11788

                              (516) 435-8300
                         ______________________

                             PROXY STATEMENT
                         ______________________

     The accompanying proxy is solicited by the Board of Directors of Orbit International Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:30 a.m., Eastern Daylight Savings Time, on June 28, 1996, at the offices of Orbit International Corp., 80 Cabot Court, Hauppauge, New York, and any adjournment thereof.

                        VOTING SECURITIES; PROXIES

     The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without additional remuneration, may also solicit proxies personally by telefax and by telephone. In addition to mailing copies of this material to stockholders, the Company may request persons, and reimburse them for their expenses in connection therewith, who hold stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold stock of the Company and to request their authority for execution of the proxies.

     One third of the outstanding shares of Common Stock, par value $.10 per share (the "Common Stock"), present in person or represented by proxy shall constitute a quorum at the Annual Meeting. The approval of a plurality of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for election of the nominees as directors. In all matters other than the election of directors, the affirmative vote of the majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for adoption of such matters.

     The form of proxy solicited by the Board of Directors affords stockholders the ability to specify a choice among approval of, disapproval of, or abstention with respect to each matter to be acted upon at the Annual Meeting. Shares of Common Stock represented by the proxy will be voted, except as to matters with respect to which authority to vote is specifically withheld. Where the solicited stockholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified. Abstentions and broker non-votes will not have the effect of votes in opposition to a director or "against" any other proposal to be considered at the Annual Meeting.

     All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the Board's nominees for director and FOR the approval of Proposal 2 and in accordance with the proxy-holder's best judgment as to any other matters raised at the Annual Meeting.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later dated proxy reflecting contrary instructions or appearing at the Annual Meeting and taking appropriate steps to vote in person.

     At the close of business on April 29, 1996, 6,186,093 shares of Common Stock were outstanding and eligible for voting at the meeting. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters that come before the meeting. Only stockholders of record at the close of business on May 20, 1996 are entitled to notice of, and to vote at, the meeting.

No Dissenter's Rights

          Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to Proposal 2.

     This proxy material is being mailed to stockholders commencing on or about May 21, 1996.

                                PROPOSAL 1

                          ELECTION OF DIRECTORS

     The bylaws of the Company provide that each director serves from the date of election until the next annual meeting of stockholders and until his successor is elected and qualified. The specific number of directors is set by a resolution adopted by a majority of the entire Board of Directors. The number of directors is currently fixed at seven, and the number of current Directors is six. The Company has nominated Dennis Sunshine, Bruce Reissman, Mitchell Binder, Nathan A. Greenberg, John Molloy and Stanley Morris, each a current Director, for reelection to the Board of Directors and has decided not to fill the vacancy at this time.

     The persons named in the accompanying proxy intend to vote for the election as director of the nominees listed herein. Each nominee has consented to serve if elected. The Board of Directors has no reason to believe that any nominee will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board of Directors.

     The following table sets forth certain information with respect to each person who is currently a director or executive officer of the Company and the individuals nominated and recommended to be elected by the Board of Directors of the Company and is based on the records of the Company and information furnished to it by such persons. Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by each director and executive officer of the Company and the nominees.


DIRECTORS AND OFFICERS OF THE COMPANY

     The directors and executive officers of the Company, their positions held with the Company, and their ages are as follows:

Name of Director or Executive Officer  Age       Position

Dennis Sunshine                       49         President, Chief
                                                 Executive Officer and
                                                 Director

Bruce Reissman                        46         Executive Vice
                                                 President, Chief
                                                 Operating Officer and
                                                 Director

Mitchell Binder                       40         Vice President -
                                                 Finance, Chief
                                                 Financial Officer and
                                                 Director

Harlan Sylvan                         45         Treasurer, Secretary
                                                 and Controller

Nathan A. Greenberg                   79         Director

John Molloy                           66         Director

Stanley Morris                        53         Director

    The following is a brief summary of the background of each director and executive officer of the Company:

    Dennis Sunshine has been President and Chief Executive Officer of the Company since March 1995. He has held various positions with the Company since 1976, including Secretary and Vice President of Operations from April 1988 to March 1995 and Director of Operations from June 1983 to April 1988. He has been a director of the Company since 1988.

    Bruce Reissman has been Executive Vice President and Chief Operating Officer of the Company since March 1995. He has held various positions with the Company since 1975, including Vice President-Marketing from April 1988 to February 1995 and Director of Sales and Marketing from 1976 to April 1988. He has been a director of the Company since 1992.

    Mitchell Binder has been Vice President-Finance of the Company since 1986 and Chief Financial Officer since 1983. He has held various positions with the Company since 1983, including Treasurer and Assistant Secretary from 1983 to March 1995. He has been a director of the Company since 1985.

    Harlan Sylvan has been Treasurer and Secretary of the Company since March 1995 and Controller of the Company since 1987.

    Nathan A. Greenberg has been a financial and accounting consultant since retiring in 1982 as a partner in a New York City-based public accounting firm. He has been a director of the Company since 1991.

    John Molloy has been a part-time consultant for Montgomery
Associates, a consulting company for the defense industry since
November 1991. Prior thereto he served as Vice President, Business Development of Ocean Technologies Inc., a defense electronics company, from September 1986 to October 1991. He has been a director of the Company since 1992.

    Stanley Morris has been President of Rampart Brokerage
Corporation ("Rampart"), an insurance agency since 1989. He has been a director of the Company since 1995.


Committees of the Board - Board Meetings

    The Board has established an audit, a compensation and a stock option committee to assist it in the discharge of its responsibilities. The principal responsibilities of each committee and the members of each committee are described in the succeeding paragraphs. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting or by written report. The Company's Board of Directors held six meetings during the fiscal year ended December 31, 1995.

    The Audit Committee of the Board of Directors currently consists of Nathan A. Greenberg, John Molloy and Stanley Morris. The Audit Committee held two meetings during the fiscal year ended December 31, 1995. Each year it recommends the appointment of a firm of independent public accountants to examine the financial statements of the Company and its subsidiaries for the coming year. In making this recommendation, it reviews the nature of audit services rendered, or to be rendered, to the Company and its subsidiaries.
It reviews with representatives of the independent public accountants the auditing arrangements and scope of the independent public accountants' examination of the financial statements, results of those audits, their fees and any problems identified by the independent public accountants regarding internal accounting controls, together with their recommendations. It also meets with the Company's Controller to review reports on the functioning of the Company's programs for compliance with its policies and procedures regarding ethics and those regarding financial controls and internal auditing. This includes an assessment of internal controls within the Company and its subsidiaries based upon the activities of the Company's internal auditing staffs as well as an evaluation of the performance of those staffs. The Audit Committee is also prepared to meet at any time upon request of the independent public accountants or the Controller to review any special situation arising in relation to any of the foregoing subjects.

    The Compensation Committee of the Board of Directors currently consists of John Molloy, Stanley Morris and Dennis Sunshine. The Compensation Committee held no meetings during the fiscal year ended December 31, 1995. This Committee makes recommendations to the Board of Directors as to the salaries of the President, sets the salaries of the other elected officers and reviews salaries of certain other senior executives. It grants incentive compensation to elected officers and other senior executives and reviews guidelines for the administration of the Company's incentive programs. It also reviews and approves or makes recommendations to the Board of Directors on any proposed plan or program which would benefit primarily the senior executive group.

    The Stock Option Committee of the Board of Directors currently consists of Stanley Morris and John Molloy. The Stock Option Committee was formed on September 1, 1995 and held one meeting during the fiscal year ended December 31, 1995. This Committee is responsible for administering the Company's stock option plans. Specifically, the Committee determines the persons to be granted options as well as the exercise price and term of such. The members of the Stock Option Committee are not eligible to participate in the stock option plans they administer.

    The Board of Directors does not have a nominating committee. This function is performed by the Board as a whole. The Board of Directors met six times during the fiscal year ended December 31, 1995. All directors attended at least 75% of the meetings held.

    There are no family relationships among any of the directors or executive officers of the Company except that Bruce Reissman and Dennis Sunshine are brothers-in-law. The Company's executive officers serve in such capacity at the pleasure of the Board of Directors.

                          EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth, for the fiscal years ended December 31, 1995, 1994 and 1993 and June 30, 1993, compensation paid by the Company to the Chief Executive Officer and to each other executive officer of the Company that received more than $100,000 in salary and bonus during the fiscal year ended December 31, 1995, including salary, bonuses, stock options and certain other compensation (each, a "Named Executive"):


                          Annual Compensation(1)

    Name and                                            All Other
Principal Position         Year   Salary ($)Bonus ($)   Compensation ($)

Max Reissman, (2)          1995     49,000        0     86,250(3)
  President and Chief  1994        330,000        0    145,000(3)
  Executive Officer        1993    309,000   87,000    214,000(3)
                 June 30, 1993     296,000  769,000    236,000(3)


Dennis Sunshine, (2)   1995        319,000        0      7,009(4)
  President and Chief  1994        252,000        0          0
  Executive Officer        1993    236,000   58,000          0
                 June 30, 1993     227,000  465,000          0


Bruce Reissman,            1995    319,000        0      6,975(4)
  Executive Vice           1994    252,000        0          0
  President and            1993    236,000   58,000          0
  Chief Operating
  Officer     June 30, 1993        227,000  465,000          0


Mitchell Binder,           1995    243,000        0  26,753(4)(5)
  Vice President,          1994    210,000        0     22,000(4)
  Finance and              1993    197,000   48,000     22,000(4)
  Assistant
  Secretary   June 30, 1993        185,000  386,000     22,000(4)




(1) The Company has no long-term incentive compensation plan other than its several stock option plans described herein and various individually granted options. The Company does not award stock appreciation rights, restricted stock awards or long-term incentive plan pay-outs.

(2) After Max Reissman's death on February 24, 1995, Mr.
    Sunshine was elected President and Chief Executive
    Officer.

(3) Consists of the value of the terminated right of the Company to repurchase, for $.10 per share, 460,000 shares of Common Stock which the Company issued to Mr. Reissman in 1985 for $.10 per share. The remaining 46,000 of such shares vested upon Mr. Reissman's death. See "Employment Agreements."

(4) Includes $4,666, $5,149 and $3,760 of matching
    contributions made by the Company pursuant to the Company's 401(k) Plan for each of Messrs. Sunshine,
    Reissman and Binder, respectively. Also includes the portion of the insurance premium attributable to the employee and paid by the Company under split dollar insurance policies maintained by the Company for the benefit of Messrs. Sunshine, Reissman and Binder in the amount of $2,343, $1,826 and $993, respectively.

(5) Consists of forgiveness of indebtedness to the Company.
        See "Certain Relationships and Related Transactions."

The following table sets forth certain information concerning options granted to the Named Executives during the fiscal year ended December 31, 1995.

                    Option Grants in Last Fiscal Year

                                                 Potential
Realizable
                                                  Value at
Assumed
                       Individual Grants                            Annual Rates
of
                                                       Stock
                                                 Price
Appreciation
          Number ofPercent of                             for
         SecuritiesTotal Options                                 Option
Term
         UnderlyingGranted toExercise or
           OptionsEmployees inBase Price    Expiration
  Name   Granted(1) Fiscal Year   (S/Share)      Date        5%        10%

Max Reissman        65,000(2)    6.49%$1.25            2/24/96$0      $0
Dennis
Sunshine      275,000   27.45%  $1.25   9/11/05 $44,000         $266,000
Bruce
Reissman      260,000   25.95%  $1.25   9/11/05 $41,000         $252,000
Mitchell
Binder        175,000   17.47%  $1.25   9/11/05 $28,000         $169,000


(1) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

(2) Such options were granted posthumously as replacement for options previously granted. According to the terms of the option agreement, such options expired on February 24, 1996.

Aggregated Option Exercises During the Fiscal Year Ended December 31, 1995 and Fiscal Year End Option Values

      The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 1995 by the Named Executives. No options were exercised by any of the Named Executives during the fiscal year ended December 31, 1995.



                      Fiscal Year-End Option Values


Number of Securities  Value of Unexercised
Underlying UnexercisedIn-the-Money Options
Options at Fiscal Year Endat Fiscal Year End
                Name           Exercisable     Unexercisable

Max Reissman . . . . .      -       -                -      -
Dennis Sunshine. . . .      -    275,000             -      -
Bruce Reissman . . . .      -    260,000             -      -
Mitchell Binder. . . .      -    175,000             -      -

                           EMPLOYMENT AGREEMENTS


    Until his death on February 24, 1995, Max Reissman was employed by the Company pursuant to an employment agreement, dated as of July 1, 1992, which provided for annual base compensation of $275,000 (subject to cost-of-living increases), plus an annual cash bonus equal to 4% of the Company's pre-tax earnings. Under the agreement, Mr. Reissman's estate has the right to require the Company to register, under federal and state securities laws, any securities of the Company owned by him. As a result of his death, Mr. Reissman's estate is entitled to receive approximately $265,000 per year for three years following his death. In addition, the Company received $1.5 million of key man life insurance upon Mr. Reissman's death.

    Pursuant to Mr. Reissman's prior employment agreement, Mr. Reissman purchased from the Company 460,000 shares of the Company's capital stock at a purchase price of $.10 per share. The stock was subject to repurchase by the Company, at the same price, which right of repurchase terminated upon Mr. Reissman's death and resulted in the vesting of the remaining 46,000 of such shares.

    Dennis Sunshine has entered into an employment agreement with the Company which commenced in April 1996. Under the terms of Mr. Sunshine's employment agreement (the "Sunshine Employment Agreement"), Mr. Sunshine is entitled to receive an annual base salary and bonus equal to 4% of the Company's pre-tax earnings. The Sunshine Employment Agreement provides that the employment of Mr. Sunshine may be terminated by the Company for "cause." "Cause" is defined as (i) willful and repeated failure by Mr. Sunshine to perform his duties under the Sunshine Employment Agreement, which failure is not remedied within 30 days after written notice from the Company; (ii) conviction of Mr. Sunshine for a felony; (iii) Mr. Sunshine's dishonesty or willfully engaging in conduct that is demonstrably and materially injurious to the Company or (iv) willful violation by Mr. Sunshine of any provision of the Sunshine Employment Agreement which violation is not remedied within 30 days after written notice from the Company.
The agreement may also be terminated by the Company on not less than three years' prior notice.

    The Sunshine Employment Agreement contains a provision prohibiting Mr. Sunshine from competing with the Company for a one year period following termination of his employment. The agreement also provides for the purchase by Mr. Sunshine of 300,000 shares of Common Stock at $.10 per share. Such shares are subject to vesting over a period of three years commencing on April 1, 1997.

    Bruce Reissman has entered into an employment agreement with the Company which commenced in April 1996. Under the terms of Mr. Reissman's employment agreement (the "Reissman Employment Agreement"), Mr. Reissman is entitled to receive an annual base salary and bonus equal to 1.77% of the first $5 million of the Company's pre-tax earnings and 2.65% of any additional pre-tax earnings. The Reissman Employment Agreement provides that the employment of Mr. Reissman may be terminated by the Company for "cause" (as defined above). The agreement may also be terminated by the Company on not less than three years' prior notice.

    Mitchell Binder has entered into an employment agreement with the Company which commenced in April 1996. Under the terms of Mr. Binder's employment agreement (the "Binder Employment Agreement"), Mr. Binder is entitled to receive an annual base salary and a bonus equal to 1.46% of the first $5 million of the Company's pre-tax earnings and 2.20% of any additional pre-tax earnings. The Binder Employment Agreement provides that the employment of Mr. Binder may be terminated by the Company for "cause" (as defined above). The agreement may also be terminated by the Company on not less than three years' prior notice.

    Each of the Sunshine Employment Agreement, the Reissman
Employment Agreement and the Binder Employment Agreement (the "Employment Agreements") supersede employment agreements previously entered into with the Company. The Employment Agreements provide that the employee is entitled to receive benefits offered to the Company's employees generally. The Employment Agreements also provide for termination by the employee on not less than six months' prior notice or upon a "change of control" (as defined in the Employment Agreements). If the employee terminates his employment in connection with a change in control of the Company, then the employee shall be entitled to receive, as termination pay, the maximum amount that can be paid without any portion thereof constituting an "excess parachute payment" as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended.

                          DIRECTOR'S COMPENSATION

    Directors of the Company who are not employed by the Company receive directors fees of $3,750 per quarter. Employee directors are not compensated for services as a director. All directors are reimbursed for expenses incurred on behalf of the Company. In December 1995, the stockholders approved the Company's 1995 Stock Option Plan for Non-Employee Directors pursuant to which non-employee Directors will be entitled to receive annual grants of options to purchase Common Stock.


        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    The Company's Compensation Committee consists of Nathan A.
Greenberg and John Molloy, each of whom is a non-employee member of the Company's Board of Directors.

               COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

    The Compensation Committee of the Board of Directors is responsible for determining the compensation of executive officers of the Company, other than compensation awarded pursuant to the Company's Plans which is administered by the Stock Option Committee of the Board of Directors. Messrs. Greenberg, Molloy and Sunshine comprise the Compensation Committee. Mr. Sunshine abstains from any vote regarding his compensation.

    The Stock Option Committee is responsible for granting and setting the terms of stock options under the Company's 1995 Employee Stock Option Plan. Messrs. Morris and Molloy serve on the Stock
Option Committee.

General Policies Regarding Compensation of Executive Officers

    The Company's executive compensation policies are intended (1) to attract and retain high quality managerial and executive talent and to motivate these individuals to maximize shareholder returns, (2) to afford appropriate incentives for executives to produce sustained superior performance, and (3) to reward executives for superior individual contributions to the achievement of the Company's business objectives. The Company's compensation structure consists of base salary, annual cash bonuses and stock options. Together these components link each executive's compensation directly to individual and Company performance.

Salary. Base salary levels reflect individual positions, responsibilities, experience, leadership, and potential contribution to the success of the Company. Actual salaries vary based on the Compensation Committee's subject assessment of the individual executive's performance and the Company's performance.

Bonuses. Executive officers are eligible to receive cash bonuses based on the Compensation Committee's subject assessment of the respective executive's individual performance and the performance of the Company. In its evaluation of executive officers and the determination of incentive bonuses, the Compensation Committee does not assign quantitative relative weights to different factors and follow mathematical formula. Rather, the Compensation Committee makes its determination in each case after considering the factors it deems relevant, which may include consequences for performance that is below expectations.

Stock Options. Stock options, which are granted at the fair market value of the Common Stock on the date of grant, are currently the Company's sole long term compensation vehicle. The stock options are intended to provide employees with sufficient incentive to manage from the perspective of an owner with an equity stake in the business.

    In determining the size of individual options grants, the Stock Option Committee considers the aggregate number of shares available for grant, the number of individuals to be considered for an award of stock options, and the range of potential compensation levels that the option awards may yield. The number and timing of stock option grants to executive officers are decided by the Stock Option Committee based on its subjective assessment of the performance of each grantee. In determining the size and timing of option grants, the Stock Option Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the circumstances then prevailing. While an ancillary goal of the Stock Option Committee in awarding stock options is to increase the stock ownership of the Company's management, the Stock Option Committee does not, when determining the amount of stock options to award, consider the amount of stock already owned by an officer. The Stock Option Committee believes that to do so could have the effect of inappropriately or inequitably penalizing or rewarding executives based upon their personal decisions as to stock ownership and option exercises.

    In 1993, the Internal Revenue Code was amended to limit the deductibility of compensation paid to certain executives in excess of $1 million. Compensation not subject to the limitation includes certain compensation payable solely because an executive attains performance goals ("performance-based compensation"). Stock options granted under the 1995 Employee Stock Option Plan will not qualify as performance-based compensation. The Company's compensation deduction for a particular executive's total compensation, including compensation realized from the exercise of stock options, will be limited to $1 million. The Compensation Committee believes that the compensation paid by the Company in fiscal 1995 will not result in any material loss of tax deductions for the Company.

Compensation Committee            Stock Option Committee

Stanley Morris                         Stanley Morris
John Molloy                            John Molloy
Dennis Sunshine


                             PERFORMANCE GRAPH

    The graph below compares the cumulative total shareholder return on the Common Stock for the last five fiscal years with the cumulative total return on the NASDAQ Stock Market-U.S. Index and a peer group of comparable companies (the "Peer Group") selected by the Corporation over the same period (assuming the investment of $100 in the Common Stock, the NASDAQ Stock Market-U.S. and the Peer Group on June 30, 1991, and the reinvestment of all dividends).
















              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                   AMONG ORBIT INTERNATIONAL, THE NASDAQ
                  STOCK MARKET-US INDEX AND A PEER GROUP
                               (in dollars)

              Orbit
              International  Peer      Peer
              Corp.          Group 1   Group 2   NASDAQ

6/30/90       100            100       100       100
6/30/91       93             82        63        106
6/30/92       133            106       133       127
6/30/93       157            125       166       160
12/31/93      123            134       203       177
12/31/94      47             105       197       173
12/31/95      23             129       335       245

* $100 invested on 6/30/91 in stock or index -- including reinvestment of dividends. Fiscal year ending June 30 through June 30, 1993. Thereafter, fiscal years presented are December 31.


    The Peer Group is comprised of six companies in the defense electronics industry -- Aeroflex Inc., NAI Technologies Inc., Miltope Group Inc., Megadata Corp., La Barge Inc. and Astrosystems Inc.; and five companies in the apparel industry - Oneita Industries Inc., Authentic Fitness Corp., Garan, Inc., Nautica Enterprises, Inc. and GIII Apparel Ltd. Such companies were chosen for the Peer Group because they have similar market capitalizations to the Company and because they represent the two lines of business in which the Company is engaged. Each of the 11 Peer Group issuers is weighted according to its respective market capitalization.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Set forth below is stock ownership information as of April 30, 1996 as to each person who owns, or is known by the Company to own beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), more than 5% of the Company Common Stock, and the number of shares of Common Stock owned by its directors, by all persons named in the Summary Compensation Table and by all officers and directors as a group.


Name and Address of           Amount and Name of
Beneficial Owner              Beneficial Ownership(1) Percent of
Class


Dennis Sunshine             1,270,138(2)               19.66%
c/o 80 Cabot Court
Hauppauge, New York



Bruce Reissman                953,614(3)               14.79%
c/o 80 Cabot Court
Hauppauge, New York



Kennedy Capital Management    361,900                    5.85%
425 North New Ballas Road
St. Louis, Missouri



Mitchell Binder               195,200(4)                3.07%
c/o 80 Cabot Court
Hauppauge, New York



Nathan A. Greenberg             5,000(5)                *
7235 Promenade Drive
Boca Raton, Florida



John Molloy                     5,000(5)                *
1815 Paliament Road
Leucadia, California



Stanley Morris                 10,000(5)
2470 Cove Court
Bellmore, New York  11710


All officers and directors
as a group                     2,438,952               35.04%
(6 persons)(2)(3)(4)(5)



(1) Except as otherwise noted in the
    footnotes to this table, the
    named person owns directly and
    exercises sole voting and
    investment power over the shares
    listed as beneficially owned by
    such persons.

(2) Includes 690,614 shares held by
    Mr. Sunshine's wife and 3,000
    shares held in her IRA.  Also
    includes options to purchase
    275,000 shares of Common Stock.

(3) Includes options to purchase
    260,000 shares of Common Stock.

(4) Includes options to purchase
    175,000 shares of Common Stock.

(5) Includes options to purchase
        5,000 shares of Common Stock.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In September 1982, the Company loaned $200,000 to Bruce Reissman, for the purchase of a residence in connection with his relocation to California to manage the Company's California operations and sales and marketing activities. The loan, which is collateralized by a mortgage on the residence, is non-interest bearing and repayable at the rate of $6,000 annually. At December 31, 1994 the amount due on the loan was $128,000 and at December 31, 1995 the amount due on the loan was $121,500.

    In October and November 1987 the Company loaned Mitchell Binder an aggregate of $178,000, due on demand, bearing interest at prime and unsecured, to permit him to meet personal obligations. Of such amount, $67,250 remained outstanding at July 1, 1992, $22,250 was forgiven by the Company during the fiscal year ended June 30, 1993 and $11,000 of such amount remained outstanding at December 31, 1994, which balance was subsequently forgiven.

    John Molloy served as a consultant to the Company pursuant to a Consulting Agreement, dated as of January 27, 1993, pursuant to which Mr. Molloy provided consulting services regarding the defense industry at a rate of $600 per day. Such agreement provided for a consulting term through December 31, 1995. During the fiscal year ended December 31, 1995, Mr. Molloy received $7,500 in consulting fees from the Company.

    All of the Company's insurance policies (including general liability and directors' and officers' insurance) are written by Rampart, a Company for which Mr. Morris serves as President. The aggregate annual premiums paid to Rampart under the policies are approximately $672,000. The Company believes it obtains insurance on terms no less favorable than it could obtain from a third party.


                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the Company's 1997 Annual Meeting of Stockholders must be received at the Company's at its offices at 80 Cabot Court, Hauppauge, New York 11788 no later than January 21, 1997, for inclusion in the Company's proxy statement and form of proxy relating to such meeting. All proposals must comply with applicable Commission rules and regulations.


                                 OTHER MATTERS

    The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

THE COMPANY UNDERTAKES TO PROVIDE ITS STOCKHOLDERS WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, ORBIT INTERNATIONAL, 80 CABOT COURT, HAUPPAUGE, NEW YORK 11788.

                   ORBIT INTERNATIONAL CORPORATION
           Annual Meeting of Stockholders - June 28, 1996
          THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned stockholder in Orbit International Corporation ("Corporation") hereby constitutes and appoints Dennis Sunshine, Bruce Reissman, and Mitchell Binder, and each them, his true and lawful attorneys and proxies, with full power of substitution in and for each of them, to vote all shares of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Orbit International Corp., 80 Cabot Court, Hauppauge, New York, on Monday, June 28, 1996, 9:30 a.m., Eastern Daylight Savings Time, or at any postponement or adjournment thereof, on any and all of the proposals contained in the Notice of the Annual Meeting of Stockholders, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES
LISTED ON THE REVERSE SIDE.


      (Continued and to be signed and dated on the other side)

         The Directors recommend a vote FOR Proposal 1


     Please mark your votes as this example


                                      COMMON


1.   Election of Directors                                            FOR All
nominees  WITHHOLD
                                     listed (except as
marked    AUTHORITY
                                   in the contrary, see               in
vote for all
                                    instruction below)
nominees listed
                                                                      at left

     Dennis Sunshine, Bruce Reissman,
      Mitchell Binder, Nathan A. Greenberg,
      John Molloy and Stanley Morris

     INSTRUCTION: To withhold authority to vote for any individual nominee, line through the name of the nominee above.






                              Dated       , 1996

                              Signature(s)

                              Signatures

                                        Please sign
                                        exactly as your
                                        name appears and
                                        return this
                                        proxy
                                        immediately in
                                        the enclosed
                                        stamped self-
                                        addressed
                                        envelope.



134323.1